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                                                                  Exhibit (i)(8)
                                  Law Offices

                           DRINKER BIDDLE & REATH LLP
                             1345 Chestnut Street
                                  Suite 1100
                          Philadelphia, PA 19107
                           Telephone: (215) 988-2700
                                 Telex: 834684
                              Fax: (215) 988-2757


                                 April 30, 1999


Goldman Sachs Trust
4900 Sears Tower
Chicago, IL 60606

Re:  Strategic Growth and Growth Opportunities Portfolios of Goldman Sachs
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     Trust
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Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of shares of beneficial interest ("Shares") representing interests in two additional series, or funds, of the Trust known as the Strategic Growth Portfolio and Growth Opportunities Portfolio. The Strategic Growth Portfolio and Growth Opportunities Portfolio each have five classes of shares: Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Service Shares. The Trust is authorized to issue an unlimited number of shares of each class. These classes are hereinafter referred to as the "Shares."

     We have reviewed the Trust's Declaration of Trust, its by-laws, and certain resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectus relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust). Pursuant to Section 2 of Article
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VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

                                     Very truly yours,


                                     /s/ DRINKER BIDDLE & REATH LLP
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                                     DRINKER BIDDLE & REATH LLP


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